Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-287591, 333-292959 and 333-293935 on Form S-8 of our report dated May 15, 2026, relating to the consolidated financial statements of JX Luxventure Group Inc., appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ OneStop Assurance PAC

Singapore

May 15, 2026